UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 30, 2009

GENPACT LIMITED
(Exact name of registrant as specified in its charter)

Bermuda	001-33626	98-0533350
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Canon’s Court, 22 Victoria Street
Hamilton HM, Bermuda
(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (441) 295-2244

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)           Genpact Limited, a Bermuda company (the “Company”), reports that, effective October 30, 2009, Mr. J Taylor Crandall resigned as a member of the Board of Directors of the Company.  Mr. Crandall is a managing partner of Oak Hill Capital Management, LLC (“Oak Hill”), and has been a member of the Company’s Board of Directors since January 2005.

(d)           The Company announced that the Board of Directors has appointed, effective October 30, 2009, Mr. Douglas Kaden, age 37, to fill the vacancy on the Board of Directors created by the resignation of Mr. Crandall.  Mr. Kaden is a partner of Oak Hill, and he is appointed as one of four designees to the Board of Directors nominated by Genpact Investment Co. (Bermuda) Limited, an investment vehicle jointly owned by General Atlantic LLC and Oak Hill, pursuant to the Shareholders’ Agreement among Genpact Investment Co. (Bermuda) Limited, the Company and certain other entities. Mr. Kaden has not been appointed to serve on any committees of the Board of Directors at this time.

                In accordance with the Company’s compensation program for directors appointed by our majority shareholders, Mr. Kaden will receive options to purchase 45,225 common shares of the Company, which will have a five-year vesting schedule and an exercise price equal to the fair market value of the Company’s common shares at the time of grant.  Mr. Kaden will also receive an annual retainer of $40,000.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GENPACT LIMITED

Date: October 30, 2009	By:	/s/ Heather D. White
	Name:	Heather D. White
	Title:	Vice President
and Senior Legal Counsel